SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): November 10, 2005

BUFFETS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-116897	22-3754018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1460 Buffet Way
Eagan, Minnesota	55121
(Address of principal executive offices)	(Zip Code)

        Registrant’s telephone number, including area code: (651) 994-8608

NOT APPLICABLE

        (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into A Material Definitive Agreement

Chief Executive Officer Salary

On November 7, 2005, the Board of Directors of Buffets Holdings, Inc., and its wholly owned subsidiary Buffets, Inc., increased Mr. R. Michael Andrews Jr's salary to $400,000 per year in connection with Mr. Andrews' promotion to Chief Executive Officer of the respective companies.

Incentive Based Compensation Program

On November 7, 2005, the Board of Directors of Buffets, Inc. adopted an incentive based compensation program (the "Cash Bonus Program") for executives holding the position of vice president or higher (the "Participants"). The Cash Bonus Program contemplates the payment of cash bonuses to the Participants upon the achievement of certain improvements in Buffets Holdings, Inc.'s enterprise equity value for fiscal year 2006. A description of the material terms of the Cash Bonus Program are attached as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Additional Life Insurance Benefits

On November 7, 2005, the Board of Directors of Buffets, Inc. approved the acquisition of group term life insurance covering approximately fifty of Buffets Inc.'s most highly compensated individuals. The Board of Directors approved initial coverage levels of (i) $500,000 for the Chief Executive Officer, Co-Founder, Chief Financial Officer, Chief Operating Officer, Executive Vice Presidents and Vice Presidents and (ii) $250,000 for all remaining highly compensated individuals.

Item 5.02.   Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

             (d)

             On November 7, 2005, R. Michael Andrews, Jr. was elected a Director of Buffets Holdings, Inc. and Buffets, Inc.

Item 9.01.  Financial Statements and Exhibits

Exhibit
Number	Description

10.1	Description of Material Terms of Buffets, Inc.'s Fiscal 2006 Incentive Based Compensation Program for Executives

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 10, 2005

BUFFETS HOLDINGS, INC.
By:	/s/ R. Michael Andrews, Jr.

Name:	R. Michael Andrews, Jr.
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Description of Material Terms of Buffets, Inc.'s Fiscal 2006 Incentive Based Compensation Program for Executives